Exhibit 14.1

VISANT HOLDING CORP.

VISANT CORPORATION

AND

SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction/General Statement

The following Code of Business Conduct and Ethics (“Code”) sets forth the guiding principles for the conduct of the business of Visant Holding Corp. ("Visant") and its subsidiaries (collectively, the “Company” or as the context dictates, a subsidiary of Visant) in accordance with applicable law, our internal policies and procedures and high ethical standards to ensure that the Company’s core values of honesty, fair dealing, ethical business practice, and full disclosure are followed by all.

Compliance with the Code

UNDERSTANDING THE CODE

The Company takes this Code very seriously. All of us must take personal responsibility for conducting ourselves in a way that reflects positively on our business and advances the principles set forth in this Code.  All employees must follow the ethical standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of our ethical standards that they may witness. Reporting in good faith possible ethical violations by others will not subject an employee to reprisal. In fact, retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation is against the law.

This Code applies to all of our directors, officers, employees and independent sales representatives.  We refer to all persons covered by this Code as “Company employees” or simply “employees”.  We also refer to our Chief Executive Officer, our principal financial officer, our principal accounting officer and our corporate controller as our “principal financial officers”.

It is the responsibility of employees to read carefully and understand this Code. This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If an employee is concerned about an ethical situation or is not sure whether specific conduct meets the Company’s standards of conduct, employees are responsible for asking their supervisors, managers or other appropriate personnel any questions that they may feel are necessary to understand the Company’s expectations of them.

VIOLATIONS OF THE CODE

Employees who fail to comply with these policies, including supervisors who fail to detect or report wrongdoing, may be subject to disciplinary action, up to and including termination.  The determination of discipline will be based upon the facts and circumstances of each particular situation. An employee accused of violating the Code will be given the opportunity to present his or her version of the events at issue prior to the Company’s determination of appropriate discipline. The following are examples of conduct that may result in discipline:

•                  actions that violate a Company policy

•                  requesting others to violate a Company policy

•                  failure to raise promptly a known or suspected violation of a Company policy

•                  failure to cooperate in a Company investigation of a possible violation of a Company policy

•                  retaliation against another employee for reporting a possible violation or concern

It is important to understand that violation of certain of these policies may subject the Company and the individual employee involved to civil liability and damages, regulatory sanction and/or criminal prosecution. The Company is responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the identification of a violation.

REPORTING VIOLATIONS; CONFIDENTIALITY

The Company has established procedures throughout the Code for employees to use for getting help with a potential issue or reporting a problem. When you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or to a representative of the local Human Resources department.  If your supervisor or local HR representative cannot answer your question or you do not feel comfortable contacting your supervisor or local HR representative, please contact the Company’s General Counsel either in writing sent to the attention of General Counsel, Visant Corporation, One Byram Brook Place, Suite 202, Armonk, New York 10504, or by telephone at 914-595-8211.  Similarly, if you are a supervisor, manager or HR representative and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to the General Counsel or your local Legal Department representative promptly.

Additionally, the Company has established a Hotline that is available 24 hours a day, 7 days a week at 1-877-VISANT4 (1-877-847-2684) to report a possible violation of this Code. You may remain anonymous and will not be required to reveal your identity in calls to the Hotline, although providing your identity may assist the Company in addressing your concern.  You will be able to call back to follow-up on the status of your report.  Calls made to this number are forwarded to the Company’s General Counsel for investigation and resolution (as warranted, with the involvement of the appropriate level of management). Matters regarding accounting, internal accounting controls or auditing matters are forwarded to the Internal Audit Department and the Audit Committee of the Board of Directors for investigation.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. As mentioned above, no person will be subject to retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation.

CERTIFICATE OF COMPLIANCE

On an annual basis, the Company will ask its principal financial officers to certify that they are “aware of and are in compliance with the Company’s policies on ethical behavior.”  Similarly, other employees will be asked on a regular basis to certify to their familiarity and compliance with the Code.

In addition, all new employees will be given a copy of the Code (or referred to an electronic copy) and will be informed that compliance with this Code is a condition of their employment.

WAIVER OF COMPLIANCE

In certain limited situations, the Company may waive application of the Code to employees. Waivers of this Code for employees may be made only by an executive officer of the Company.  Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or stock exchange rule.

Conflicts of Interest

A “conflict of interest” may occur when an employee’s private interest interferes, or reasonably appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Each employee should avoid any private interest that influences his or her ability to act in the interest of the Company or makes it difficult to perform his or her work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut.  The following situations are examples of possible conflicts of interest:

•                  Employees’ primary employment obligation is to the Company. Any outside activity, such as a second job or self-employment, must be kept completely separate from their activities with the Company. Employees may not use Company customers, suppliers, time, name, influence, assets, facilities, materials or the services of other employees for outside activities unless specifically authorized by the Company.

•                  No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

•                  No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company.  Please see “Gifts and Gratuities; Entertainment” below for additional guidelines in this area.

•                  No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company.  A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•                  No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company.  This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•                  No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•                  The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.  For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations or transactions that reasonably would be expected to give rise to a conflict of interest.  Any such situation or transaction should be avoided unless specifically approved.  If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Legal Department.  Your supervisor (in coordination with the Legal Department) will work with you to determine whether you have a conflict of interest and, if so, how best to address it.  Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waiver of Compliance” above.

Corporate Opportunities

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises.  If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing (or directing a third party to pursue) the opportunity in your individual capacity.  No employee may use corporate property, information or his or her position with the Company for personal gain or to compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue.  Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.  If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Gifts and Gratuities; Entertainment

Any payment made to a third party must be made only for identifiable services that were performed by the third party for the Company or one of its customers. In addition, the payment must be reasonable in relation to the services performed.

Employees are not permitted to give, offer or promise payments or gifts with the intent to influence (or which may reasonably appear to influence) a third party or to place such party under an obligation to the donor. It is your responsibility to use good judgment in this area.  As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision.  All gifts and entertainment expenses should be properly accounted for on expense reports. Gifts and entertainment should not compromise, or reasonably appear to compromise, your ability or the third party’s ability to make objective and fair business decisions. Any gift or entertainment should be consistent with good customary business practices and not excessive in value. No gift should be given or accepted in violation of applicable law, and no gift or entertainment should be solicited. Additional restrictions are imposed on dealings with foreign, federal, state or local government officials. Gifts and entertainment may not be offered to or exchanged under any circumstances with any employee of the U.S., state or local governments. There are also other public, as well as private, institutions that have established their own internal rules regarding the acceptance of gifts or entertainment. Employees should become familiar with any such restrictions affecting those with whom they deal.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when employees are guests in another country, and the gift is something from that country offered as part of a public occasion. In these cases, the employee to whom the gift was offered may accept the gift on behalf of the Company, report it to management and turn it over to the Company.

The Company, as a responsible corporate citizen, can make donations of money or products to worthy causes, including fundraising campaigns conducted by its customers. To remain an appropriate donation, the contribution should not be connected to any specific customer purchases or purchasing commitments.

Customer requests for donations of significant sums of money should be forwarded to a senior-level manager in your organization. Employees are not permitted to make a donation at a customer’s request and then seek reimbursement from the Company as a business expense. All corporate donations must be approved and paid by the Company. Please discuss with your supervisor or the Legal Department any gift or proposed gift which you are not certain is appropriate.

Protection and Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  The use of Company funds or assets for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•                  Exercise reasonable care to prevent theft, damage or misuse of Company property.

•                  Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•                  Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•                  Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•                  Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems.  Company property also includes all written communications.  Employees and other users of this property should have no expectation of privacy with respect to these communications and data.

To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.  These communications may also be subject to disclosure to law enforcement or government officials.

Participation in unlawful activities or possession of illegal items or substances by an employee, whether on Company property or business or not, jeopardizes the employee’s employment with the Company.

Confidential Information

Employees have access to a variety of confidential information while employed at the Company.  Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.  Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated.  An employee’s obligation to protect confidential information continues after he or she leaves the Company.  Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.  Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

Confidential information includes, but is not limited to:

•                  Computer programs, data, formulas, software and compositions

•                  Customer, employee and supplier information

•                  Financial data

•                  Inventions

•                  Manufacturing processes and techniques

•                  Marketing and sales programs

•                  Compensation information

•                  New product designs

•                  Possible acquisition or divestiture activity

•                  Pricing information and cost data

•                  Regulatory approval strategies

•                  Research and development information

•                  Services techniques and protocols

•                  Trade secrets and know-how

•                  Strategic business plans

Except as specifically authorized or legally mandated, employees, consultants, agents and representatives are expected to maintain the confidentiality of information entrusted to them by the Company or its customers and shall not disclose or use, either during or subsequent to their employment by or the term of any other relationship with the Company, any such information they receive or develop during the course of Company employment or any such other relationship with the Company, which is non-public or considered proprietary by the Company or its customers. Confidential information may be disclosed within the Company only on a need-to-know basis (and subject to other restrictions as may apply to the specific information). Employees should not attempt to obtain confidential information that does not relate to their employment duties and responsibilities.

Employees, consultants, agents and representatives may not discuss confidential matters in the presence or within hearing range of unauthorized persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Care should be used in the use of cellular telephones or other means of communication that are not secure.

In instances where it is appropriate for business reasons to disclose Company confidential information to third parties, the Legal Department must be contacted before the disclosure for preparation of an appropriate agreement that includes the necessary safeguards.

Furthermore, obtaining confidential information from a third party without adequate legal safeguards is improper and may expose the Company to legal risks. Accordingly, no employee, consultant, agent or representative may accept such information without the advice of the Legal Department and until an agreement in writing has been reached with the offeror. After such information is obtained, its confidentiality must be protected as provided in the agreement.

No employee, consultant, agent or representative may disclose or use any confidential information gained while providing services to the  Company for personal profit or to the advantage of the employee or any other person.

Computer and Other Electronic Resources and Computer Security

The Company’s computer resources are Company assets. Computer resources include, but are not limited to, all of the Company’s processing hardware, software, networks and networking applications, and associated documentation, and include voicemail and email systems. The Company expects all employees utilizing our computer and other electronic resources to observe the highest standard of professionalism at all times. This includes respecting and maintaining the integrity and security of all Company computer and communication systems, and utilizing those systems for the furtherance of Company business. It also includes respecting the values of the Company, and each individual within it, by creating and sending only appropriate business-related messages. To this end, the following policies and principles apply:

•                  Employees are responsible for ensuring the integrity and confidentiality of their unique user identification codes and passwords. Any suspected breach must be reported to appropriate management immediately.

•                  Employees are not permitted to access a computer without authorization or to exceed authorized access with the intent of securing information which they are not authorized to access.

•                  Employees are expected to log out of systems that do not support an automated log out process, when leaving them unattended.

•                  Employees are not permitted to alter, damage or destroy information without authorization.

•                  Employees may not obstruct the authorized use of a computer or information.

•                  Employees are not permitted to use the Company’s computer resources for personal gain.

•                  Computer programs developed by employees using the Company’s computer resources and developed within the scope of the employee’s employment or other Company relationship are the Company’s property. All rights to and use of such property are reserved by the Company.

•                  Unless prohibited by applicable law in the jurisdiction, the Company reserves the right to monitor without further notice its computer resources.

•                  Employees’ use of electronic mail systems, the Internet, or other electronic facilities shall be limited primarily to business related communications, and employees must adhere to applicable supervisory and regulatory requirements when utilizing such systems as part of their business function. Without limitation, the viewing, downloading or accessing of sexually explicit material is strictly prohibited.

•                  All employees must comply with applicable copyright laws which impose certain restrictions on the use of computer software.

Intellectual Property

The Company’s intellectual property is one of its most valuable assets. Intellectual property includes such things as trade secrets, trademarks, copyrights, patents, service marks and other proprietary information. Employees are required to protect and preserve the Company’s intellectual property. In order to do so, employees are required to observe the following guidelines:

•                  Employees must treat the Company’s intellectual property as a trade secret; non-Company authorized commercial or personal use is strictly prohibited.

•                  Innovations are ideas concerning products or manufacturing processes and may be eligible for patent, copyrights, trademark or other trade secret protection. Unauthorized disclosures may jeopardize these valuable protections. Any intellectual property created on the Company’s time and/or using the Company’s resources is “work made for hire” under copyright law and all rights to such materials belong exclusively to the Company. Therefore, employees are required to consult with the Legal Department if they have any questions regarding such innovations or ideas.

•                  Copyright notice should appear on all materials and works produced at the Company, other than certain internal memoranda and routine correspondence. Employees must obtain permission prior to using the Company’s name in marketing materials, press releases or press interviews.

Not all intellectual property in use at the Company is owned by the Company. Employees must respect others’ intellectual property, and use such property only in accordance with the rights expressly granted to the Company.

As a general rule, U.S. copyright law makes it a federal crime to copy computer software or related documentation without the express authorization of the copyright owner. In addition, employees are not permitted to remove copyright notices from software or its documentation.

Many other countries have similar laws protecting intellectual property, and employees should consult with the Legal Department before engaging in any activity discussed in this policy.

Copying copyrighted software and issuing additional copies for use by other employees of the Company or outside parties outside of the applicable terms of license is prohibited. Modification of vendor computer programs is also prohibited unless the Company has been granted express rights to do so by the copyright owner. Failure to comply with software license agreements exposes the Company to potential litigation and penalty, and any employee misconduct in connection therewith is considered as a basis for discipline, up to and including termination.

Competition and Fair Dealing

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors.  Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice of unfair dealing.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships.  The Company is committed to dealing with customers fairly, honestly and with integrity.  Specifically, you should keep the following guidelines in mind when dealing with customers:

•                  Information we supply to customers should be accurate and complete to the best of our knowledge.  Employees should not deliberately misrepresent information to customers.

•                  Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

•                  Customer entertainment should not exceed reasonable and customary business practice.  Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions.  Please see “Gifts and Gratuities; Entertainment” for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers.  This means that our relationships with suppliers are based on price, quality, service and reputation, among other commercial factors.  Employees dealing with suppliers should carefully guard their objectivity.  Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or reasonably appear to compromise, their objective assessment of the supplier’s products and prices.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including applicable foreign, federal and state antitrust laws.  Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.  You may not unfairly disparage or undermine the products or services of a competitor, whether by advertisement, demonstration, disparaging comments or innuendo.

Discretion Regarding Inappropriate Materials

To protect its reputation, uphold its standard of integrity and avoid even the appearance of impropriety, the Company reserves the right to refuse to produce product or print certain materials or photographs submitted by a customer that, in the Company’s best judgment, is inappropriate.  Inappropriate materials may include pictures or text that violate applicable trademark, copyright or other proprietary rights, or material that may be reasonably viewed as lewd, offensive or obscene.

Accuracy and Retention of Business Records

Accurate and reliable records are crucial to our business.  Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning.  Company records include, without limitation, ordering information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, and production records (in whatever form) maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects.  Undisclosed or unrecorded funds, payments or receipts are inconsistent with the Company's business practices and are prohibited.  You are responsible for understanding and complying with the Company's record keeping policy.  Ask your supervisor if you have any questions.

Company policy also prohibits any employee from directly or indirectly falsifying or causing others to falsify any company or customer/client documentation. In addition, an employee must not omit or cause others to omit any fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company’s financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government investigation has been or is about to be commenced, he or she must retain all records (including computer records) that could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Legal Department.

Accuracy of Financial Reports and Other Public Communications

As a company with publicly traded securities we are subject to various securities laws, regulations and reporting obligations.  Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations.  Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the accounting and treasury functions have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable.  These employees must understand and strictly comply with generally accepted accounting principles and all applicable standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Compliance with Laws and Regulations

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company or its respective businesses.  These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.  You are expected to understand and comply with all laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

Frauds and Thefts

Company policy prohibits fraudulent activity and establishes procedures to be followed to ensure that incidents of fraud and theft relating to the Company are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activity can include actions committed by an employee that injure suppliers and customers/clients, as well as those that injure the Company and its employees.

Employees and agents who suspect that any fraudulent activity may have occurred must immediately report such concern to the Legal Department. The Legal Department should be contacted before any action is taken with respect to the individual accused of perpetrating the alleged business impropriety. Such allegations, if proven to be factual, will lead to the dismissal of the employee, the involvement of local law enforcement and actions to recover Company funds or property. No employee or agent may sign a criminal complaint on behalf of the Company without prior written approval of a member of the Legal Department.

Privacy

It is Company policy to protect individual consumer, medical, financial and other sensitive personal information that the Company collects from or maintains about personnel or individual consumers or customers by complying with all applicable privacy and data protection laws, regulations and treaties. Employees must take care to protect individually identifiable personnel, consumer or customer information and other sensitive personal information from inappropriate or unauthorized use or disclosure.

Employees may not acquire, use, or disclose individual personnel, consumer or customer information in ways that are inconsistent with the Company’s privacy policies or with applicable laws or regulations. Finally, employees should consult with the Legal Department before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual personnel, consumer or customer information, medical or financial records, or other sensitive personal information.

Interactions with the Government

The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions.  In your interactions with the government, you should:

•                  Be forthright and candid at all times.  No employee should intentionally misstate or omit any material information from any written or oral communication.

•                  Exercise extreme care in maintaining records for and allocating costs to government contracts.

•                  You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for government employees.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Legal Department.

It is Company policy to cooperate with all reasonable requests concerning company operations from United States, state, municipal and foreign government agencies, such as the Federal Trade Commission and the Department of Justice.  Employees must immediately forward any such requests (whether such request is in writing or made verbally), including requests for interviews or access by government officials to Company facilities and documents and notices, to the Legal Department and before any responsive action is taken. Additionally, employees are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Company without prior approval of the Legal Department.

For those employees outside of the Legal Department who deal with regulatory entities and governmental authorities on a routine basis as part of their job function, referral to the Legal Department is appropriate where an inquiry or contact is out of the ordinary course of business or involves a potential legal or disciplinary action of any kind.

Similarly, all inquiries or documents received from any attorney or legal representative not affiliated with the Company must be immediately forwarded to the Legal Department.

Political Contributions and Activities

The Company encourages its employees to participate in the political process as individuals and on their own time.  However, federal and state contribution and lobbying laws limit the contributions the Company can make to political parties or candidates.  It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by senior management and the Legal Department.

When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company.  For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time.  Please contact the Legal Department if you have any questions about this policy.

Compliance with Antitrust Laws

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition.  Our policy is to compete vigorously and ethically while complying with all applicable antitrust, monopoly, competition or cartel laws in the respective countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.”  Employees should be familiar with the general principles of the U.S. antitrust laws.  The following is a summary of actions that are violations of U.S. antitrust laws:

•                  Price Fixing.  The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•                  Limitation of Supply.  The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•                  Allocation of Business.  The Company may not agree with its competitors to divide or allocate markets, territories or customers.

•                  Boycott.  The Company may not agree with its competitors to refuse to sell or purchase products from third parties.  In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•                  Tying.  The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise caution in meetings with competitors.  Any meeting with a competitor may give rise to the appearance of impropriety.  A meeting with a competitor should only occur in a closely monitored, controlled environment for a limited period of time.  The contents of your meeting should be fully documented.  Specifically, you should avoid any communications with a competitor regarding:

•                  Prices

•                  Costs

•                  Allocation of market share

•                  Allocation of sales territories

•                  Profits and profit margins

•                  Supplier’s terms and conditions

•                  Bids for a particular contract or program

Selected items of such information may be discussed with competitors who are also suppliers to us or distributors of our manufactured products, but such discussions should be limited to what is necessary in the supplier/distribution context. We can discuss with a supplier/competitor its prices and terms and conditions of sale to us and we can discuss with a dealer/competitor our prices to that dealer for our manufactured products.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present.  Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose.  At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms.  Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Legal Department promptly for assistance, approval and review.

Competitive Information

In the highly competitive global economy, information about competitors, suppliers and customers is a valuable asset. Employees must never seek, obtain or use information in violation of antitrust laws, laws protecting proprietary data or confidential relationships between employees and employers or information that is known to have been obtained through unethical means or means that constitute an invasion of privacy. Appropriate information should be obtained from published sources or mutual customers (without breach of confidentiality), not from the competitor itself.

If information that may constitute a trade secret or confidential information of another business is obtained by mistake, or if an employee has a question about the legality of any information gathering process, such employees should contact the Legal Department promptly.

See also “Competition and Fair Dealing” above.

Compliance with Insider Trading Laws

Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company.  In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information.  Company employees who obtain material nonpublic information about another company in the course of their employment or other relationship with the Company are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping”  others to trade on the basis of such information.  Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution.  Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities.  As a rule of thumb, any information that would affect the value of stock or other securities should be considered material.  Examples of information that is generally considered “material” include:

•                  Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations

•                  Important new products or services

•                  Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals

•                  Possible senior management changes or changes of control

•                  Acquisition or loss of a significant customer or contract

•                  Significant write-offs

•                  Initiation or settlement of significant litigation

The laws against insider trading are specific and complex.  Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Legal Department.

Public Communications and Compliance with Regulation FD

The Company places a high value on its credibility and reputation in the community.  What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively.  Our policy is to provide timely, accurate and complete information in response to appropriate public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.  To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s investor relations and Legal Department employees.  These employees will work with you and the appropriate personnel to evaluate and coordinate a response to the request.  All press releases are to be directed to the Company’s General Counsel and Vice President, Finance prior to release.

In connection with its public communications, the Company complies with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”), which generally prohibits disclosure of material, non-public information about the Company on a selective basis.

To ensure compliance with Regulation FD only designated company spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders.  If you receive a request for information from any securities market professionals, promptly contact the person in charge of investor relations or the Legal Department to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD.  Contact the Legal Department if you have any questions about the scope or application of Regulation FD.

The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization.  Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials.  This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials.  There is a limited exception for customary expediting payments to secure routine government action.  However, in order to ensure the legality of such a payment under local law at the time an employee must consult with the Legal Department in advance of authorizing or making any such payment. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Other Laws Governing our Business

The Company’s business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, export and import documentation and reporting and record retention requirements.  Certain requirements also apply to samples, products, documents or data that are going to be hand carried during foreign travel.

Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws.  These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions, including, without limitation, entry procedures, import documentation and classification.

The Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and  their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly to the United States.  These laws prohibit a variety of activities connected with boycotts or that might support such a boycott. Boycott laws often change and must be closely monitored.  Please consult with the Legal Department, including in respect of any language that you may find in a purchase order or contract concerning boycotts.

Environment, Health and Safety

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the Company’s employees, the environment and the communities in which we do business.  Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  If you have a concern about unsafe conditions or tasks that present an unreasonable risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures.  You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in an illegal, unregulated discharge or emission of hazardous materials.  Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment.  Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Employment Practices

The Company pursues fair employment practices in every aspect of its business.  The following is intended to be a summary of our employment policies and procedures.  Copies of our detailed policies are available from the Human Resources Department.  Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  You should contact the Legal Department or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination based on race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.  The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees.  Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department.  All complaints will be treated with sensitivity and discretion.  Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.  Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment.  The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug and alcohol free work place.  All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances.  Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company.  Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company.  Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any non-prescription drug or controlled substance.  In order to maintain a drug and alcohol free work place, testing of employees may occur as permitted by applicable law.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important.  The Company will not tolerate violence or threats of violence in, or related to, the workplace.  Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or places the Company’s business or employees at risk must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind on Company property, whether while on the Company property or off-site while on Company business.  This is true even if an individual has obtained a legal permit to carry a weapon.  The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or firm to be retained. Employees must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with consultants or agents should be in writing.

No employee may indirectly or through an agent do anything prohibited under the Company’s Code.  Agents are required to observe the same standards of conduct as Company employees when conducting business with or for the Company. These individuals should be given a copy of this Code.  This requirement should be reflected in the agent’s written agreement with the Company.

Any employee who violates this Code, orders another to violate this Code, or knowingly permits a subordinate to violate this Code will be subject to appropriate disciplinary action, up to and including termination.